                              FOR IMMEDIATE RELEASE

                        HORIZON/CMS HEALTHCARE CORPORATION


CONTACT:

   HORIZON HEALTHCARE CORPORATION        CONTINENTAL MEDICAL SYSTEMS,
                                           INC.
   CONTACT:                              CONTACT:
   Michael H. Seeliger                   Dennis L. Lehman
   Vice President, Investor              Senior Vice President
     and Corporate Relations               Finance and Chief
   (505) 881-4961                          Financial Officer
                                         (717) 790-8300

                HORIZON HEALTHCARE CORPORATION TO ACQUIRE
                   CONTINENTAL MEDICAL SYSTEMS, INC.,
                       IN STOCK FOR STOCK MERGER

   ALBUQUERQUE, NM and MECHANICSBURG, PA, March 31, 1995 -- Horizon Healthcare Corporation ("Horizon") (NYSE:HHC) and Continental Medical Systems, Inc. ("CMS") (NYSE:CNM) jointly announced today that they have agreed to a strategic merger and that the merger was unanimously approved by each company's Board of Directors. The combined company will be called Horizon/CMS Healthcare Corporation.

   Under the terms of the merger agreement, CMS stockholders will receive for each of their CMS common shares a number of shares of Horizon common stock equal to $13.00, divided by the average daily closing price of Horizon common stock for a twenty trading-day period preceding the mailing of the proxy materials relating to the special meetings of stockholders for approval of the transaction. The transaction is intended to be tax free to CMS stockholders and to be accounted for as a pooling of interests. CMS has approximately

38,623,786 shares of common stock outstanding. At yesterday's closing price for Horizon common stock, the aggregate value of the transaction to CMS stockholders would be $502.1 million.

   As of March 31, 1995, CMS operated thirty seven "State of the Art" rehabilitation hospitals which provide a full continuum of acute medical rehabilitation services. The Company also provides out-patient services at more than 140 locations. In addition, CMS provides contract therapy services to approximately 1,000 facilities and operates a respiratory therapy company. CMS's annualized revenues based on the quarter ended December 31, 1995, were approximately $974.5 million.

   Horizon, headquartered in Albuquerque, New Mexico, is a leading provider of specialty health care services, and long-term nursing care, including licensed specialty hospitals and subacute units, institutional pharmacy services, rehabilitation therapies, clinical laboratory services, medical and sleep diagnostics, home respiratory care services and Alzheimer's care in 149 inpatient units. Horizon's annualized operating revenues based on the quarter ended February 28, 1995 were approximately $675.3 million.

   Commenting on the merger, Horizon's Chairman and CEO Neal Elliott noted "We are very excited about the merger with Continental Medical Systems, Inc. The merger will create the largest specialty health care company in the United States providing a full continuum of lower cost health care from acute rehabilitation services through subacute care, long-term care, out-patient and home care services. The combination of these two companies represents a market place response to the rapidly changing health care environment. This consolidation will enhance our efforts with managed care organizations as we together seek cost-efficient, quality results."

   Mr. Elliott continued, "Significant savings and economies of scale, as well as the synergies we have identified convince us that the merger will be accretive to earnings and immediately have a positive impact on the combined earnings. In addition, tremendous opportunities are created for the expansion of Horizon's institutional pharmacy, laboratory and other specialty programs in each of CMS's hospitals."

   "The unique combination will bring together the expertise necessary to respond to the growing post-acute market which is being asked to care for more higher acuity patients. As a result, we will be the nation's premier post-acute provider."

   Commenting on the proposed merger, Rocco Ortenzio, Chairman and CEO of Continental Medical Systems, Inc., made the following statement: "The combination of these two quality health care companies represents a tremendous opportunity. The merger will establish a much stronger system for the consistent delivery of acute rehabilitation and economical therapy services to the long-term care and subacute industry, and will establish a foundation to immediately expand contract therapies from both related and non-related facilities. When CMS is combined with Horizon, I believe the full potential from our contract rehabilitation division and the full potential of our first class facilities and excellent professional staff will be realized. CMS is a leading developer of clinically responsive programs nationwide and this expertise combined with the long-term industry will be timely and responsive to this growing market."

   The companies expect to complete the merger by June 30, 1995. Completion of the transaction is subject, among other conditions, to a normal review of appropriate regulatory authorities. Horizon and CMS said that they expect their respective stockholders to vote on the proposed merger at special stockholders meetings, the dates of which will be announced later. Proxy materials fully describing the transaction will be mailed to stockholders as soon as possible. CMS's Chairman, Rocco Ortenzio, and Robert Ortenzio, President of CMS, have entered into an agreement with Horizon pursuant to which the Ortenzios have agreed to vote the CMS shares owned or controlled by them in favor of the merger. Their shares constitute approximately 9.0 percent of the outstanding shares of CMS.

   When the merger is consummated, Neal M. Elliott will continue as Chairman of the Board, President & CEO, Rocco Ortenzio will be Vice Chairman and Klem Belt and Robert Ortenzio will be Executive Vice Presidents of Horizon. The combined entity's board of directors will be increased to 13 members and will consist of the eight current Horizon directors and five of the current CMS directors.

   Salomon Brothers Inc., has rendered a fairness opinion to the Horizon board of directors, and Merrill Lynch & Co. acted as financial advisor to CMS and has rendered a fairness opinion to CMS's board of directors with respect to the financial terms of the proposed combination.

   Horizon Healthcare Corporation, headquartered in Albuquerque, New Mexico is a leading provider of quality specialty health care services and long-term nursing care. The Company's specialty health care services include subacute care, pharmacy services, rehabilitation therapies, laboratory services, medical and sleep diagnostic services, home respiratory care services and Alzheimer's care. Horizon currently operates 16 specialty hospitals and specialty centers, fifteen specialty subacute units and 133 long-term care centers totalling 17,760 beds in 18 states. In addition, the Company provides institutional pharmacy services to more than 36,400 beds from 19 pharmacies in 16 states. The Company also provides contract rehabilitation therapy services through 442 contracts in 20 states serving approximately 41,200 beds.

   CMS is a diversified provider of medical rehabilitation and physician services. CMS operates 37 freestanding rehabilitation hospitals, provides outpatient rehabilitation services at more than 125 locations and manages 13 inpatient rehabilitation units for general acute care hospitals. These services are provided in 20 states. CMS provides contract therapy in more than 30 states with physical, occupational, and speech therapy services. Physician staffing services provide hospitals and physician groups with temporary physician and allied health professional staffing services in all 50 states.